EXHIBIT 99.1

Press Release	NASDAQ:ABCW

FOR IMMEDIATE RELEASE
Date: February 17, 2009
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
THIRD QUARTER RESULTS
Madison, Wisc.— Anchor BanCorp Wisconsin Inc. (ABCW) today announced a net loss of $167.3 million, or $7.96 per share, for the three months ended December 31, 2008. This compares to net income for the same quarter of the previous fiscal year of $6.3 million, or $0.30 per share. The decrease primarily results from a combination of a $72.2 million goodwill impairment, a $93.3 million provision for loan losses and a $36.5 million non-cash valuation allowance against deferred tax assets. For the nine months ended December 31, 2008, the net loss is $185.0 million versus income of $25.5 million for the same period last year.
Specific Charges Drive Increase in Non-Interest Expenses
Non-interest expenses increased to $118.2 million for the third fiscal quarter, up from $25.1 million the previous year, an increase of $93.1 million. Approximately 78 percent of this increase was due to a non-cash, non-tax charge of $72.2 million of goodwill impairment. Tangible capital levels, tangible book value per share, regulatory capital ratios and liquidity were unaffected by this adjustment.
Net expenses from Other Real Estate Owned operations increased by $7.8 million as a result of additional carrying costs and an additional decline in the value of certain properties. An impairment expense of $4.6 million was recorded to decrease the carrying value of certain development property held. Combined, these two factors accounted for approximately 13.3 percent of the increase in non-interest expenses.
Income Tax Provision (Credit)
The Company reported a third quarter 2008 income tax credit of $1.9 million against a pre-tax loss of $169.2 million. This relatively small income tax benefit results from a combination of the non-deductible nature of the goodwill impairment charge and a $36.5 million non-cash valuation allowance against deferred tax assets.
Loan Loss Provisions Increased
Loan loss provisions were $93.0 million during the quarter ended December 31, 2008, compared with $7.8 million for the same period a year ago. Charge-offs amounted to $35.2 million during the third fiscal quarter versus $1.1 million for the same period a year ago.
Total non-performing assets (nonaccrual loans, loans past due more than ninety days and other real estate) increased $56.9 million, or 52.0 percent, to $166.4 million at December 31, 2008 from $109.5 million at March 31, 2008, and total non-accrual loans increased $19.1 million, or 18.9 percent to $120.4 million at December 31, 2008 from $101.2 million at March 31, 2008.
“We continue to be impacted by the deteriorating real estate environment, in particular the construction, land and development sectors, and are acting accordingly by increasing reserves,” said Douglas J. Timmerman, President and CEO. “Our significant increase in reserves against potential loan losses is indicative of both the depth of the current recession across the economy and the impact being felt by us and many other financial institutions,” said Timmerman. “We continue to dedicate substantial time, effort and staff resources to working with our customers who have troubled assets to resolve their situation,” added Timmerman.

“As a result of these changes in the market, we continue to scale back on the real estate development front and have restructured our commercial credit division to provide additional analysis and controls into the commercial loan approval process. We have also refocused our efforts toward AnchorBank’s robust owner-occupied residential lending portfolio, which given our community banking roots, has always been a cornerstone of our business,” said Timmerman.
Other Key Third Quarter Results
•	Cost of funds continued to improve, down 120 basis points for the quarter versus the same period last year and down 105 basis points fiscal year to date versus the first nine months of fiscal year 2008.

•	Interest rate spread increased 21 basis points for the quarter versus the same period last year.

•	Total assets increased 1.5 percent to $4.8 billion as of December 31, 2008, versus 2007.

•	Deposits increased 8.5 percent to $3.4 billion as of December 31, 2008, versus 2007.

•	Deposit account based fee income rose 24.3 percent to $4.0 million for the quarter ended December 31, 2008, versus 2007.
About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For More Information
For more information, contact Dale Ringgenberg, CFO, at (608) 252-1810, Mark D. Timmerman, President and CEO of AnchorBank at (608) 252-8784, or Douglas J. Timmerman, President, Chairman and CEO of AnchorBanCorp Wisconsin, at (608) 252-8782.
Forward-Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.